                                                                      EXHIBIT 12

               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)

                                                                           Twelve Months Ended December 31,
                                                        --------------------------------------------------------------------
                                                            1996          1995            1994            1993          1992
                                                        --------      --------      ----------      ----------      --------
Fixed Charges as Defined:
 (1) Interest on Long-Term Debt ..................      $276,242      $279,491      $  265,494      $  304,462      $338,771
 (2) Other Interest ..............................        33,738        21,586          25,076          15,145        23,323
 (3) Preferred Dividends Factor of Subsidiary
        (line 12) ................................        33,619        44,933          51,718          52,399        58,204
 (4) Interest Component of Rentals Charged to
        Operating Expense ........................           942         3,102           3,951           4,449         5,116
                                                        --------      --------      ----------      ----------      --------

 (5) Total Fixed Charges .........................      $344,541      $349,112      $  346,239      $  376,455      $425,414
                                                        ========      ========      ==========      ==========      ========
Earnings as Defined:

 (6) Income from Continuing Operations
        Before Cumulative Effect of
        Change in Accounting .....................      $404,944      $397,400      $  423,985      $  440,531      $370,031
 (7) Income Taxes for Continuing Operations
        Before Cumulative Effect of
        Change in Accounting .....................       200,165       199,555         230,424         228,863       177,276
 (8) Fixed Charges (line 5) ......................       344,541       349,112         346,239         376,455       425,414
                                                        --------      --------      ----------      ----------      --------
 (9) Earnings from Continuing Operations
        Before Cumulative Effect of Change
        in Accounting, Income Taxes and Fixed
        Charges ..................................      $949,650      $946,067      $1,000,648      $1,045,849      $972,721

Preferred Dividends Factor of Subsidiary:

(10) Preferred Stock Dividends of Subsidiary .....      $ 22,563      $ 29,955      $   33,583      $   34,473      $ 39,327
(11) Ratio of Pre-Tax Income from Continuing
        Operations to Income from Continuing
        Operations(line 6 plus line 7 divided
        by line 6) ...............................          1.49          1.50            1.54            1.52          1.48
                                                        --------      --------      ----------      ----------      --------
(12) Preferred Dividends Factor of Subsidiary
        (line 10 times line 11) ..................      $ 33,619      $ 44,933      $   51,718      $   52,399      $ 58,204
                                                        ========      ========      ==========      ==========      ========
Ratio of Earnings from Continuing Operations
    to Fixed Charges Before Cumulative
    Effect of Change in Accounting
  (line 9 divided by line 5) .....................          2.76          2.71            2.89            2.78          2.29
